Exhibit B-1

                                             Alliant Energy Contract No. 21347
                                                                         -----


                                  ReGENco LLC
                                 (Contractor)

                    Alliant Energy Corporate Services, Inc.
                (as agent for each Legal Entity defined below)

                               GENERAL AGREEMENT

                               TABLE OF CONTENTS

Paragraph Title                                                 Page
---------------                                                 ----


1.  DEFINITIONS...................................................1


2.  TERM OF AGREEMENT.............................................2


3.  SCOPE OF WORK AND FEE SCHEDULE................................2


4.  COMMENCEMENT AND COMPLETION OF WORK...........................2


5.  METHOD OF PAYMENT.............................................3


6.  SALES TAX.....................................................3


7.  INDEPENDENT CONTRACTOR AND SUBCONTRACTING.....................3


8.  DELIVERY......................................................5


9.  ACCEPTANCE AND COMPLETION OF WORK.............................5


10.  LIENS........................................................6


11.  PROPRIETARY INFORMATION......................................6


12.  BOND REQUIREMENT.............................................6


13.  PROTECTION OF EMPLOYEES AND PUBLIC...........................7

14.  INDEMNIFICATION..............................................8


15.  HAZARD COMMUNICATIONS........................................8


16.  LOSS OR DAMAGE...............................................9


17.  INSURANCE....................................................9


18.  WARRANTY....................................................10


19.  REMEDIES....................................................10


20.  AUDIT REVIEW................................................11


21.  FORCE MAJEURE...............................................11


22.  SAVING CLAUSE/INDEPENDENT TERMS.............................12


23.  NONWAIVER...................................................12


24.  DISPUTES AND GOVERNING LAW..................................12


25.  COMMUNICATION BETWEEN THE PARTIES...........................12


26.  CONTRACT DOCUMENTS..........................................13

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                              ATTACHED SCHEDULES

SCOPE OF WORK/PRICE SCHEDULE.......................... SCHEDULE A
SPECIAL TERMS AND CONDITIONS.......................... SCHEDULE B
      SPECIAL TERMS AND CONDITIONS FOR
      HAZARDOUS MATERIALS............................. SCHEDULE B(1)
      CANCELLATION AND CONTINGENT DELAYS.............. SCHEDULE B(2)
WORK SCHEDULE......................................... SCHEDULE C
SPECIFICATIONS, DRAWINGS, ETC......................... SCHEDULE E
CONTRACTOR'S PROPOSAL................................. SCHEDULE F


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                               GENERAL AGREEMENT


This Agreement is made this 25th day of January, 2002 by and between ReGENco LLC, a Limited Liability Company of the State of Wisconsin with offices at 6690R West Washington Street, West Allis, Wisconsin 53214 ("Contractor"), and ALLIANT ENERGY CORPORATE SERVICES, INC. ("Company") (an Alliant Energy company) as agent for each Legal Entity described below.

IN CONSIDERATION OF the following terms and conditions, Contractor agrees to perform Work for Company pursuant to this Agreement.

1.    DEFINITIONS

Certain terms in this Agreement shall be defined as follows:

      a. "Subcontractor" means any person, firm or corporation to whom the Contractor, with the written permission of the Company, contracts, assigns or sublets any part of the construction, maintenance, engineering and/or general service work to be done for Company.

      b. "Agreement" means the terms and conditions set out herein including all schedules and addendums attached and incorporated as part of the total agreement between the parties, and items specifically incorporated therein including Company's Purchase Orders referencing this General Agreement.

      c. "Work" means all of the supervision, labor, materials, equipment, engineering, consultation, services, and transportation, or other facilities as may be necessary to fully perform the Agreement.

      d.   "Site" means the location where the Work is being performed.

      e. "Company" means Alliant Energy Corporate Services, Inc., a company incorporated under the laws of the state of Iowa, acting as agent for and on behalf of each Legal entity listed below.

      f. "Legal Entity" means Interstate Power and Light Company, and/or Wisconsin Power and Light Company, its/their successors and assigns.

      g. "Contractor" means the individual or entity identified as such in the introductory paragraph, as well as its successors and assigns.

      h.   "Purchase Order(s)" means the document   developed  by  Company  and
           Contractor  in  accordance  with  this  Agreement.   The  terms  and

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           conditions  of  this  Agreement   shall   supersede  the  terms  and
           conditions on the reverse side of the Purchase Order. Company, on behalf of a Legal Entity, may add additional terms, including relevant sales tax information on the front of the Purchase Order(s), which shall be deemed binding upon Contractor, its subcontractors, successors, and assigns.

2.    TERM OF AGREEMENT

Unless otherwise terminated, this Agreement shall be in effect for a period of one (1) year and shall automatically renew for additional one (1) year periods. Company and Contractor may agree to a different term of agreement if provided for in Schedule B.

3.    SCOPE OF WORK AND FEE SCHEDULE

      a. Contractor shall furnish all labor, supervision, training, materials, equipment, and tools required to carry out such Work as agreed upon and authorized by Company's Purchase Order(s) issued pursuant to this Agreement and in accordance with pricing, wage, salary, and equipment fee schedules, as set out in Schedule A attached, unless otherwise specified in Company's Purchase Order(s).

      b. No Work shall be performed pursuant to the terms and conditions of this Agreement until Contractor has received Company's Purchase Order authorizing the Work to be performed, the starting and completion dates, and total compensation for such Work. Contractor shall not do extra work other than that specified by this Agreement, unless authorized in writing by Company.

4.    COMMENCEMENT AND COMPLETION OF WORK

Contractor shall commence and complete the Work as stated on each Purchase Order issued pursuant to this Agreement, or as set out in Schedule C attached hereto. In the event Contractor does not comply with the completion deadline, then the Company or its Legal Entity shall have the options of allowing Contractor to complete the Work, of declaring the Agreement breached and retaining any funds then due Contractor as liquidated damages, or of declaring the Agreement breached and using any legal remedy to recover its damages. Company may cancel any portion of the Work to be performed under this Agreement by paying to Contractor the appropriate and necessary expenses incurred by Contractor and agreed to by Company. These remedies are non-exclusive and are in addition to the costs provided for in Paragraph 8, unless otherwise specified in Schedule C.

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

5.    METHOD OF PAYMENT

Company shall pay Contractor the sum specified in Schedule A or the Purchase Order upon the following terms:

      a. For each Legal Entity, and at each Work Site, Contractor shall submit monthly invoices itemizing materials, labor and supplies used on the project to verify the costs of the Work actually completed, including materials delivered and stored on premises. Each invoice shall reference the Company and Legal Entity contact person(s) named in Paragraph 25. Invoices shall separately state and itemize all applicable sales and/or use taxes, and shall reference Legal Entity, the Purchase Order, and this Agreement. Any additional costs and expenses shall require the prior approval of the Company.

      b. Unless otherwise provided in Schedule B, Company shall pay one hundred (100%) percent of the amount invoiced by the thirtieth
           (30th) day following receipt of Contractor's invoice, subject to acceptance and approval of Company and Legal Entity's designated representative in charge of the project.

      c.   Final payments,  including any funds  retained,  shall be due thirty
           (30) days after Contractor completes the Work; submits the final invoice; and the Work is finally accepted in accordance with Paragraph 9, except as provided in Paragraph 16.

      d.   All  invoices  shall  be  submitted  for  payment  with   supporting
           documentation in duplicate to Company at the address specified in the applicable Purchase Order.

6.    SALES TAX

Sales tax shall be charged in accordance with the specifications listed on the front of Company's Purchase Order. Where applicable, Contractor shall itemize the amount of the sales tax separately for materials and taxable services included in any invoice submitted to Company.

7.    INDEPENDENT CONTRACTOR AND SUBCONTRACTING

      a.   Independent   Contractor.   Contractor   agrees   that   it   is  an
           ------------------------
           independent contractor and shall be at all times solely responsible for itself, as well as its employees, agents, and Subcontractors as to workmanship, accidents, injuries, wages, supervision and control. Company and each Legal Entity will exercise only limited supervision of the Work in order to keep themselves informed as to

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           the  progress  thereof.  This  Agreement  may not be  altered in any manner so as to change the relationship of Contractor from that of independent contractor or to alter Contractor's responsibilities.

      b.   Supervision.  Contractor  shall  employ only  competent  workers and
           -----------
           supervisors. If requested, a competent superintendent or Contractor's designated representative shall be at the Site at all times during working hours to supervise the Work. Such Work shall be conducted in cooperation with supervisors, engineers or other employees and contractors in such a manner that the service of the Legal Entity will not be unnecessarily interrupted.

      c.   Subcontracting.    Contractor   shall   obtain   Company's   written
           --------------
           permission before subcontracting any portion of the Work, and such permission shall not be unreasonably withheld. If permission is given to subcontract Work, Contractor shall remain solely responsible for satisfactory completion of the Work and shall incorporate the terms and conditions of this Agreement into the subcontracting agreement.

      d.   Suspension  of  Workers  or  Subcontractors.  Company  or its  Legal
           -------------------------------------------
           Entity may, at its option, require Contractor to remove any of its employees or Subcontractors from the Site by advising Contractor orally or in writing and Contractor shall remove the designated employee(s) or Subcontractor(s) as soon as practical after receipt of such notice. Company is not required to state a reason for requesting such removal.

      e.   Permits.  Contractor agrees to procure all permits,  easements,  and
           -------
           licenses necessary or required by any statute, ordinance, rule or regulation for carrying out the Work provided for in this Agreement.

      f.   Contractor will notify Company immediately if:

           1)   Contractor   is  served   notice  of  violation  of  any  laws,
                regulations or permits that relate in any material aspect to Work performed hereunder;

           2) proceedings are commenced which could lead to revocation of permits or licenses that relate to such Work;

           3)   permits or licenses relating to such Work are revoked; or

           4)   Contractor   becomes  aware  that  any  equipment  or  facility
                related to such Work is not in compliance with applicable laws and regulations.

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

8.    DELIVERY

      a. Time is of the essence in this Agreement. If the delivery of goods or rendering of Work is not completed by the time, if any, specified in Schedule C or Company's Purchase Order, Company, or its Legal Entity reserves the right, without liability and in addition to its other rights and remedies, to terminate this Agreement by notice effective when received by Contractor as to goods not yet shipped or Work not yet performed, and to purchase substitute Work elsewhere and charge Contractor with any loss incurred. All costs resulting from delays in delivery shall be at Contractor's expense.

      b. Delivery of materials, equipment and associated goods shall be F.O.B. destination, and pursuant to the delivery schedule, if any, set out in Schedule C or Company's Purchase Order. Title to and risk of loss of such materials, equipment and associated goods shall remain with Contractor until final acceptance pursuant to Paragraph 9.

      c. Payment for the materials, equipment and associated goods delivered under this Agreement shall not constitute acceptance. Company, or its Legal Entity shall have the right to inspect, test, and reject such materials, equipment and associated goods during the warranty period.

9.    ACCEPTANCE AND COMPLETION OF WORK

      a. Upon receipt of written notice from Contractor that the Work is ready for final inspection or review, Company and its Legal Entity shall have its designated representative make such inspection. If a designated representative finds that the Work is completed, that the lien waivers and evidence under Paragraph 9b have been submitted, and that all obligations of Contractor have been paid as provided, Company's Certification of Completion and Settlement shall be issued and signed stating that the Work under this Agreement has been completed and that the entire balance as set forth in such Certification of Completion and Settlement is due Contractor.

      b. Before issuance of the Certification of Completion and Settlement, Contractor shall submit evidence satisfactory to Company that all payrolls, materials, bills, sales taxes and other indebtedness connected with the Work have been paid, and no payment for the balance due shall be made by Company until such evidence shall have been submitted and waivers of liens have been furnished Company. Issuance of a Certification of Completion and Settlement shall not constitute a waiver of any rights or remedies of Company or its Legal Entity, as provided in this Agreement or at law.

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

      c. Company may, at its discretion, accept in writing portions of the Work without the release or waiver of any of its rights under the terms and conditions of this Agreement or at law. Contractor's obligation to submit supporting documentation shall remain the same as if Company had made no partial acceptance of the Work.

10.   LIENS

Contractor,  for all persons  employed by Contractor,  for its  Subcontractors, and for all other persons performing any labor or furnishing any labor or materials for any of the Work covered by the Agreement, hereby waives, to the full extent permitted by law, all liens for or on account of the Work performed or furnished and agrees that all Work furnished by Contractor or its Subcontractors, the improvements or structures incorporating the same, and the land to which it is appurtenant shall at all times be free and clear of all such liens. Contractor further agrees to execute Company's Certification of Completion and Settlement to verify the waiver of liens prior to final payment.

11.   PROPRIETARY INFORMATION

Contractor recognizes and acknowledges that certain information considered to be proprietary or confidential by Company, including but not limited to contractual information, trade secrets, computer codes, formulas, methods, inventions and devices that are or may be in the future developed, used by or in the possession of Company and applicable Legal Entity, constitutes a valuable, special and unique asset of Company and each Legal Entity or their other vendors. Contractor shall not, without written permission of Company, disclose such proprietary or confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by Contractor of the provisions of this Paragraph, Company and Legal Entity shall be entitled to an injunction restraining Contractor from so doing. Nothing herein shall be construed as prohibiting Company or a Legal Entity from pursuing any other remedies available to Company for such breach or threatened breach.

12.   BOND REQUIREMENT

Company  may  require  Contractor  to  furnish  to  Company a  Performance  and
Payment Bond, underwritten by a surety company acceptable to Company, to guarantee the completion of the Work and the payment of all obligations, without proof according to law, for an amount equal to one hundred (100%)
percent of the consideration of the Agreement. Contractor shall obtain and furnish the Performance and Payment Bond with Bond costs being included in Contract expense. Bond shall be provided to Company prior to execution of this Agreement.

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

13.   PROTECTION OF EMPLOYEES AND PUBLIC

Contractor represents and warrants that:

      a. Contractor is familiar with the Work Site and its environment, and shall inspect at all times Contractor's Work to discover and promptly take all precautions and remedies necessary to protect and warn all employees and third parties against existing conditions or conditions created during the progress of the Work which may involve risk of bodily harm or property damage to all persons, including employees or property of both parties and third parties.

      b. Contractor is in full compliance with all requirements of federal, state and local safety standards, codes and regulations applicable to the Work ("Laws"), including those Laws applicable to the protection of Company's and Contractor's employees and members of the public. Said Laws include, but are not limited to the Occupational Safety and Health Act of 1970 as amended, and those prohibiting discrimination against any employee or applicant for employment because of race, creed, color, sex, national origin, age or disability.

           Specifically, Contractor agrees to comply with all provisions of Executive Order 11246, as amended by Executive Order 11375 and all rules, regulations, and relevant orders of the Secretary of Labor related to equal employment opportunity as in effect on the date of this Agreement, including without limitation, the equal opportunity clause set forth at 41 C.F.R. 60-1.4(a).

           Contractor further agrees to comply with all provisions of the Vietnam Era Veterans Readjustment Assistance Act of 1974 (38 USC
           2012) and all rules, regulations, and relevant orders related to employment of Vietnam veterans as in effect on the date of this Agreement, including without limitation, the affirmative action clause set forth at 41 C.F.R. 60-250.4.

           Contractor further agrees to comply with all provisions of the Rehabilitation Act of 1973, as amended, and all rules, regulations, and relevant orders related to employment of a Person with a Disability as in effect on the date of this Agreement, including without limitation, the equal opportunity clause set forth at 41 C.F.R. 60-741.5(a).

      c. Contractor will comply fully with all federal and state unemployment insurance laws and federal Social Security laws that apply to the Work and to make such reports and payments as are required.

      d.   Contractor   will  comply   fully  with  all   applicable   Workers'
           Compensation laws.

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      e.   Contractor  will  comply  fully  with all  requirements  of state or
           federal  environmental  laws  including   environmental   protection
           agencies.

14.   INDEMNIFICATION

      a. Contractor agrees to assume all risk of loss and to defend, indemnify and hold Company, each Legal Entity, their officers, directors, employees and agents harmless against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of both parties and employees of Subcontractors, occasioned wholly or in part by any act or omission of Contractor or its Subcontractors or of anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, resulting from or arising out of the Work, or any of the activities of Contractor, its employees, or any Subcontractor or its employees, pursuant to this Agreement, whether or not such injuries or damage are occasioned in part by Company, a Legal Entity, their officers, directors, employees, or agents.

      b. Contractor further agrees to assume all risk of loss and to defend, indemnify and hold Company, each Legal Entity, their officers, directors, employees, and agents harmless against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of both parties and employees of Subcontractors, occasioned wholly or in part by any act or omission of the Contractor, its Subcontractors or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable which cause or create pollution, contamination or adverse effects on the environment, due to, but not limited to, the disposal, discharge, escape, dispersal, release or saturation of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids, gases, or hazardous substances as defined under applicable state law, into the atmosphere, or on, onto, in or into the surface or subsurface soil, groundwaters, or surface waters, whether or not such injuries or damage are caused in part by Company, a Legal Entity, their officers, directors, employees or agents.

15.   HAZARD COMMUNICATIONS

Contractor and Company shall comply with all applicable hazard communication requirements of the Occupational Safety and Health Administration (OSHA), as codified at 29 C.F.R. 1910.1200. Contractor shall provide Material Safety Data Sheets for any hazardous chemicals brought into Company work places by Contractor. In addition, Contractor shall provide the necessary information

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to  train  its  employees  on each  hazardous  chemical  to  which  they may be
exposed  in  Company  work  places.   Suggestions  for  appropriate  protective
measures in handling those hazardous chemicals shall also be exchanged between Contractor and Company, at Contractor's request.

16.   LOSS OR DAMAGE

Until accepted in its entirety by Company, the Work shall be at Contractor's risk, and if any loss of or damage occurs prior to acceptance Contractor shall, without cost to Company or any Legal Entity, promptly repair or replace the parts so lost or damaged. All loss or damage to Contractor's property shall be borne by Contractor. In addition, when maintenance service is performed Contractor's liability for any loss or damage may include units or parts of equipment upon which maintenance was not performed.

17.   INSURANCE

Contractor shall provide and maintain Public Liability and Property Damage Insurance so as to provide protection and indemnification against any and all such claims or suits in connection with the Work which is the subject of this Agreement. Contractor shall furnish to Company certificates issued by insurance companies acceptable to Company showing policies carried and the limits of coverage as follows unless otherwise provided in Schedule B:

      a. Workers' Compensation Insurance for Contractor's employees to the extent of statutory limits and Occupational Disease and Employer's Liability Insurance for not less than $500,000.

      b. Commercial General Liability Insurance, including but not limited to Products and Completed Operations and Contractual Liability, as applicable to Contractor's obligations under this Agreement with limits not less than:

           Personal Injury  - $2,000,000 per occurrence and
           ---------------

           Property Damage  - $2,000,000 per occurrence.
           ---------------

      c. Automobile Liability Insurance with limits not less than: Bodily Injury - $1,000,000 each accident, and Property Damage - $1,000,000 each accident.

Certificates of insurance shall be on file with Company prior to execution, shall remain in effect for the duration of this Agreement, and shall name each Legal Entity as an additional insured. All certificates of insurance shall state that prior to cancellation, non-renewal or any material change, thirty-(30) days' written notice shall be given to Company. Failure of Company to enforce the minimum insurance requirements listed above shall not relieve Contractor of responsibility for maintaining these coverages.

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18.   WARRANTY

      a. Contractor warrants to Company and each Legal Entity that the Work provided shall be performed by qualified and competent personnel in accordance with industry practice and the high standards of care and practice appropriate to the nature of the Work rendered and that any materials, equipment and goods furnished shall be free from defects. Contractor further warrants that upon completion the Work covered by this Agreement shall conform in all respects to all specifications and be fit for the particular purpose intended by Company. Materials and equipment furnished by Contractor as part of the Work, but designed or manufactured by others, shall be covered by this warranty, and Contractor shall be responsible for enforcement of any applicable manufacturers' warranties.

      b. The foregoing warranties are given and accepted in addition to any warranties of merchantability and fitness for a particular purpose provided by the Uniform Commercial Code as adopted by the State of whose laws govern the Work performed as specified in Paragraph 24.

19.   REMEDIES

      a. Upon discovering any breach of this Agreement by Contractor, Company or its Legal Entity(ies), may pursue any and all remedies available under law, including but not limited to requiring
           Contractor, at its expense, to replace defective materials, equipment and goods, to correct the defects or otherwise re-perform the Work, and to replace or repair (at Company's option) any materials, equipment, goods, or other Company property damaged as a result of faulty Work or to terminate this Agreement. Title to and risk of loss for any furnished materials, equipment and goods being replaced or repaired shall remain with Contractor until completion and final acceptance by Company of any corrective Work. In the event of any emergency when, in the judgment of Company, delay could cause serious loss or damage, repairs or adjustments may be made by Company or a third party chosen by Company with reasonable notice to Contractor, and the cost of the Work including materials and labor shall be paid by Contractor.

      b. Subject to statutes of limitations, Company may pursue the remedies provided above including termination of the Agreement, at any time following the date a breach of this Agreement is discovered or, by exercise of reasonable diligence, could have been discovered.

      c. No agreement varying or extending any warranties or remedies herein will be binding unless in writing and agreed to by Contractor and Company.

      d. Company shall have the right to delay or cancel for its convenience further performance of all or any separable part of this Agreement at any time by written notice to Contractor.




20.   AUDIT REVIEW
Company, Legal Entity, or their designated representatives shall have access to Contractor's records maintained pursuant to this Agreement at the Company's premises or at Contractor's regular place of business during normal business hours to review, audit, and verify any information connected with this Agreement required by Company to determine the costs associated with non-fixed price Work or cancellation of Work in progress, or to evaluate and monitor quality assurance programs. Company shall not have a right to audit in connection with cost(s) associated with (1) the firm portion of any fixed-price Work, except for cancellation of Work in progress, or (2) Contractor's published commercial rate schedule or any agreed-upon rates for time-and-materials Work.

Copies  of  any  material  shall  be  made  for  Company  at  its  request  and reasonable  costs  of  reproduction  shall  be  borne  by  Company.  Access  to
Contractor's records for the above audit purposes or for technical review purposes relative to Contractor's performance of the Work under this Agreement shall be granted to Company for three (3) years after acceptance of the Work, or cancellation of this Agreement.

21.   FORCE MAJEURE

It is understood that at times unavoidable delays result from causes which may reasonably be presumed to be beyond the control of Contractor or Company, such as: Acts of providence, floods, fortuitous events, unavoidable (from the standpoint of Company) accidents, riots, strikes, and lock outs. Should the progress of the Work (including delivery of equipment, goods and materials) be or seem to be delayed at any time for such causes, Contractor shall at once notify Company in writing of the occurrence, in order that a record of the same may be made. Should it be decided by Company that the delay was unavoidable, a corresponding extension of time for the completion of the Work may be allowed by Company not to exceed the actual number of days such unavoidable delays accrued, but it is distinctly understood that should Contractor fail or neglect to notify Company as above provided, such omission shall be construed as a waiver of all claims and rights to extension of time for the completion of the Work on account of such delays. Both parties shall in good faith use such effort as is reasonable under all the circumstances known to that party at the time to remove or remedy the cause(s) and mitigate the damages.

22.   SAVING CLAUSE/INDEPENDENT TERMS

Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles. The obligation to perform all of the terms and conditions of this Agreement shall remain in effect regardless of the performance of any invalid term by the other party.


23.   NONWAIVER

The failure of Company to insist on or enforce, in any instance, strict performance by Contractor of any of the terms of this Agreement, or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent of its right to assert or rely upon any such terms or rights on any future occasion.

24.   DISPUTES AND GOVERNING LAW

Any disputes not settled by management of the parties shall be settled by arbitration in accordance with the rules of the American Arbitration Association for the Arbitration of Commercial Disputes. Contractor's obligation to perform under this Agreement shall remain in effect during the resolution of disputes.

Claims arising out of Work performed under this Agreement shall be governed by the laws of the state in which an affected Legal Entity has its principle place of business, with venue lying in the county seat thereof.

25.   COMMUNICATION BETWEEN THE PARTIES

All communications related to this Agreement shall be to the persons listed below or to such other persons that the parties may specify in writing:

      CONTRACTOR:         ReGENco LLC
                          James A. Mathes
                          Chief Financial Officer
                          6690R West Washington Street
                          West Allis, Wisconsin 53214

      LEGAL ENTITY:       WISCONSIN POWER & LIGHT COMPANY
                          Thomas King
                          Supply Chain Administrator
                          200 First Street SE
                          Cedar Rapids, Iowa 52401

      LEGAL ENTITY:       INTERSTATE LIGHT AND POWER COMPANY
                          Thomas King
                          Supply Chain Administrator
                          200 First Street SE
                          Cedar Rapids, Iowa 52401

      COMPANY:            ALLIANT ENERGY CORPORATE SERVICES, INC.
                          Thomas King
                          Supply Chain Administrator
                          200 First Street SE
                          Cedar Rapids, Iowa 52401

26.   CONTRACT DOCUMENTS

This Agreement represents the complete understanding of the parties and shall govern over all other documents and oral representations making all other representations of the parties null and void. The terms and conditions of this Agreement shall govern the following documents, unless specifically amended as provided in Schedule B, and shall control over any conflicting term or condition found in Schedule F or on the reverse side of Company's Purchase Order(s). The following documents are part of this Agreement:

      Company's Purchase Order Referencing This Agreement

      Schedule A -  Scope of Work/Price Schedule
      Schedule B -  Special Terms and Conditions
           Schedule B(1) -  Special Terms and Conditions for
                            Hazardous Material
           Schedule B(2) -  Cancellation and Contingent Delays
      Schedule C -  Work Schedule
      Schedule D -  Terms and Conditions Applicable to DAEC
      Schedule E -  Specifications, Drawings, Etc.
      Schedule F -  Contractor's Proposal

      This Agreement is executed the day and year first above written at Cedar Rapids, Iowa.

                                    ReGENco LLC
                                    CONTRACTOR

                                    By:    /s/ James A. Mathes
                                           -------------------
                                    Title: Chief Financial Officer
                                           -----------------------
                                      James A. Mathes
                                      ---------------
                                      (Print Name)

                                    ALLIANT ENERGY CORPORATE
                                    SERVICES, INC.
                                    (an Alliant Energy company)
                                    COMPANY

                                    By:    /s/ Daniel L. Mineck
                                           --------------------
                                    Title: Daniel L. Mineck
                                           Vice President Performance
                                           Engineering and Environmental

                                           Alliant Energy Contract No. ________

                                  SCHEDULE A
                         SCOPE OF WORK/PRICE SCHEDULE

1.    SCOPE OF WORK

The purpose of this Agreement is to set forth the terms and conditions for the performance of certain types of Work on a project-by-project basis, and as generally described below. The description of Work for a particular project may be more definitely described in Company's Purchase Order(s) or other Work authorization document, the issuance of which authorizes the commencement of such Work pursuant to these terms and conditions, and which references this Agreement by number.

Contractor shall perform the following Work for Company's Legal Entity pursuant to the terms and conditions, and attached schedules:

Contractor shall provide engineering, material, equipment, labor and supervision required to perform the Work on Company's steam and combustion turbines as set forth in Company's Purchase Order(s) or Company's Amendment(s) to this General Agreement. Said Work may include but not be limited to the following:

Generator Inspection                    Steam Path Audit
Generator Testing                       Turbine Parts - Provide new and
                                        refurbished parts
Generator Repair Parts and Services     Turbine Rotating and Stationary Repairs
Exciter Inspections                     Technical Services and Direction
Exciter Testing                         Steam Path Repairs
Exciter Repair Parts and Service        Laser Alignments

2.    PRICE SCHEDULE

Contractor shall perform its obligations under this Agreement in accordance with the following Price Schedule. The Price Schedule may be amended by agreement of the parties to take into account extra or deleted Work authorized in writing by Company:


Pricing shall be defined by Company's Purchase Order(s) or Amendment(s) to this General Agreement.
Contractor shall perform additional Work on a time and material basis if so authorized by Company. The Cost of such additional Work shall be pursuant to the rates documented in Contractor's proposal as set forth in Schedule F of this Agreement.

                                           Alliant Energy Contract No. ________
                                                        Legal Approval ________

                                  SCHEDULE B
                         SPECIAL TERMS AND CONDITIONS


Notwithstanding any terms and conditions to the contrary, the following terms and conditions shall apply to this Agreement:

1.    Paragraph 2 -- TERM OF AGREEMENT is replaced with the following:

Unless otherwise terminated, this Agreement shall be in effect for a period of three (3) years, and shall expire on December 31, 2004. Company or Contractor may terminate this Agreement upon thirty- (30) days written notice to the non-terminating party.

2. Paragraph 4 - COMMENCMENT AND COMPLETION OF WORK is modified to remove the words "and retaining any funds then due Contractor as liquidated damages" in the second sentence.


3.    Paragraph 8a - DELIVERY is replaced with the following:

Time is of the essence in this Agreement. If the delivery of goods or rendering of Work is not completed by the time, if any, specified in Schedule C or Company's Purchase Order, Company, or its Legal Entity reserves the right, without liability and in addition to its other rights and remedies, to terminate this Agreement by three (3) days written notice effective when received by Contractor as to goods not yet shipped or Work not yet performed, and to purchase substitute Work elsewhere and charge Contractor with any loss incurred, provided such costs do not exceed what it would have cost Contractor to complete such or Work, plus twenty (20%) percent.

4.    Paragraph 8c - DELIVERY is replaced with the following:

Payment for the materials, equipment and associated goods delivered under this Agreement shall not constitute acceptance. Company, or its Legal Entity shall have the right to inspect, test, and reject such materials, equipment and associated goods.

5.   Paragraph 14a   -- INDEMNIFICATION is replaced with the following:

Contractor agrees to assume all risk of loss and to defend, indemnify and hold Company, each Legal Entity, their officers, directors, employees and agents harmless against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of both parties and employees of Subcontractors, to the extent occasioned by any act or omission of Contractor or its Subcontractors or of anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, that result from or arise out of the Work, or any of the activities of Contractor, its employees, or any Subcontractor or its employees, pursuant to this Agreement.

The indemnity obligations set out in this Paragraph 14a are subject to Contractor's receipt of written notice from Company of any claim, action, notice or occurrence which may give rise to Company's exercise of the indemnity provisions herein. Company shall use all reasonable efforts to provide Contractor with its full cooperation in and investigation and defense necessary to fulfill Contractor's obligations hereunder.

6.   Paragraph 14b - INDEMNIFICATION is replaced with the following:

Contractor further agrees to assume all risk of loss and to defend, indemnify and hold Company, each Legal Entity, their officers, directors, employees, and agents harmless against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of both parties and employees of Subcontractors, occasioned wholly or in part by any act or omission of the Contractor, its Subcontractors or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable which cause or create pollution, contamination or adverse effects on the environment, due to, but not limited to, the disposal, discharge, escape, dispersal, release or saturation of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids, gases, or hazardous substances as defined under applicable state law, into the atmosphere, or on, onto, in or into the surface or subsurface soil, groundwaters, or surface waters.

7.   Paragraph 14f - INDEMNIFICATION is added to this Agreement:

It is the intent of the parties hereto that where fault, acts or omissions are determined to be contributory, principals of comparative negligence will be followed and each party shall bear the proportionate costs of any loss, damage, expense and liability attributable to that party's negligence, acts or omissions.

8.   Paragraph 16 - LOSS OR DAMAGE is replaced with the following:

Until accepted in its entirety by Company, the Work shall be at Contractor's risk for so long as the Work is under Contractor's care, custody and control, including but not limited to parts or equipment being shipped to Company, and if any loss or damage occurs prior to acceptance, Contractor shall, without cost to Company or any Legal Entity, promptly repair or replace the parts so lost or damaged. All loss of damage to Contractor's property shall be borne by Contractor. In addition, when maintenance service is performed, Contractor's liability for any loss or damage may include units or parts of equipment upon which maintenance was not performed.

9. Paragraph 18a - WARRANTY is modified by removing the word "high" in the third line of the first sentence and by removing the words "any and all" in the third line of the second sentence.

10.  Paragraph 18b - WARRANTY is replaced with the following:

THE WARRANTIES CONTAINED IN THIS PARAGRAPH 18 ARE THE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED.

11.  Paragraph 18c - WARRANTY is added to this Agreement:

The warranty period is twelve- (12) months from date of first commercial operation or eighteen (18) months from date of shipment, whichever first occurs, and unless otherwise specified on Company's Purchase Order(s) or Amendment(s) to this Agreement.

12. Paragraph 19a - REMEDIES is modified to insert the word "reasonable" before the word "costs" and in the last line, after "Contractor" add "provided however that such cost does not exceed what it would have cost Contractor, plus twenty (20%) percent."

13.  Paragraph 19b - REMEDIES is deleted.

15.  New Paragraph 30 - LIMITATION OF LIABILTIY is added to this Agreement:

Contractor's liability with respect to direct property damage claims whether it is a result of breach of contract, breach of warranty, tort (including negligence), strict liability or otherwise, for all losses or damages arising out of or in connection with goods sold or services furnished under this Agreement, or any amendment thereto, shall be as follows:

      ------------------------------------------- ---------------------------------------------------------------
                 Contract Amount - $              Total Liability of Contractor Not to Exceed - $
      ------------------------------------------- ---------------------------------------------------------------
      < 50,000                                    4 Times the Contract Amount
      ------------------------------------------- ---------------------------------------------------------------
      > 50,000 to < 100,000                       3 Times the Contract Amount
      -
      ------------------------------------------- ---------------------------------------------------------------
      > 100,000 to < 250,000                      2 Times the Contract Amount
      -
      ------------------------------------------- ---------------------------------------------------------------
      > 250,000 to < 500,000                      500,000.00
      -
      ------------------------------------------- ---------------------------------------------------------------
      > 500,000 to < 750,000                      750,000.00
      -
      ------------------------------------------- ---------------------------------------------------------------
      > 750,000 to < 1,000,000                    1,000,000
      -
      ------------------------------------------- ---------------------------------------------------------------
      > 1,000,000                                 Contract Amount
      -
      ------------------------------------------- ---------------------------------------------------------------


In  no  event  shall  either  party  be  liable  for  indirect   incidental  or
consequential damages (other than death or bodily injury), including but not limited to loss of profits or revenue or downtime costs.

Said limitation of liability applies solely to direct property damage claims and shall not be construed as a limitation on death, bodily injury or third party claims.

16. Schedule C, Paragraph 1b - WORK SCHEDULE, is modified so that the words "to" in the third line is replaced with the words "take steps to".

17..  Schedule C, Paragraph 1c - WORK SCHEDULE is replaced with the following:

The parties agree that any deadlines for completion of the Work, including those specified in the Work Schedule set forth in Paragraph 2 below, are an essential part of this Agreement, and that time is of the essence. It is agreed that Company is actually damaged by Contractor's failure to comply with any deadline for delivery or completion of the Work, and that Company will withhold from funds due, or that may become due, to Contractor, an amount equal to that specified on Company's Purchase Order(s) or Amendments to this General Agreement for each and every calendar day beyond the completion date established, that the Work is not completed, except as such time is extended in accordance with Paragraph 21.

                                 SCHEDULE B(1)
                       SPECIAL TERMS AND CONDITIONS FOR
                              HAZARDOUS MATERIAL


The following terms and conditions shall apply to this Agreement:

A. Paragraph 1 - DEFINITIONS is revised by adding new Subparagraph i, which reads as follows:

      1i.  "Hazardous  Material"  means and includes  asbestos or any substance containing asbestos, polychlorinated biphenyl's, any explosives, radioactive materials, chemicals known or suspected to cause cancer
           or  reproductive  toxicity,  pollutants,  effluents,   contaminants,
           emissions, infectious wastes, any petroleum or petroleum-derived waste or product or related materials and any items defined as hazardous, special or toxic materials, substances or waste under any hazardous material law. "Hazardous Material Laws" collectively means and includes any present local, state or federal law relating to public health, safety or the environment including without limitation, the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. Section 6901 et seq., the Comprehensive
                                             -- ---
           Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the
                                                --  ---
           Superfund   Amendments   and Reauthorization  Act  of  1986
           ("SARA"),  the  Clean  Air  Act,  as amended,   42  U.S.C.   Section
           7401  et  seq.,  the  Hazardous   Materials Transportation  Act, 49
                 --  ---
           U.S.C.  Section 5101 et seq.,  the Clean Water Act, 33  U.S.C.
                                -- ---
           Section 1251 et seq.,  the Toxic  Substances  Control  Act,  15
                        -- ---
           U.S.C.  Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C.
                                -- ---
           Section 300f et seq., the Uranium Mill Tailings  Radiation Control
                        -- ---
           Act, 42 U.S.C. Section 7901 et seq.,  the  Occupational  Safety and
                                       -- ---
           Health  Act, 29 U.S.C. Section 655 et seq.,  the Federal
                                              -- ---
           Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the National Environmental Policy Act, 42 U.S.C. Section
           -- ---
           4321 et seq., the Noise Control Act, 42 U.S.C.  Section 4901 et
                -- ---                                                  --
           seq., and the Emergency  Planning and Community  Right-to-Know  Act,
           ---
           42 U.S.C. Section 11001 et seq., and the amendments,  regulations,
                                   -- ---
           orders, decrees, permits, licenses or deed restrictions now or hereafter promulgated thereunder.

B. Paragraph 13 - PROTECTION OF EMPLOYEES AND PUBLIC is revised to add Subparagraph f as follows:

      13f. Contractor shall receive and accept title, risk of loss, and all other incidents, rights, and obligations of ownership to Hazardous Material when the Hazardous Material is accepted by Contractor for loading on Contractor's transport vehicles or when the Hazardous Material is delivered to Contractor's work site, whichever event first occurs. If Contractor and Company have agreed in writing that title will pass at an earlier time, such agreement will govern.

C. Paragraph 14 - INDEMNIFICATION is revised to add new Subparagraphs c, d, and e as follows:

      14c. Contractor  further  agrees,  at  its  sole  cost  and  expense,  to indemnify, defend and hold Company, each Legal Entity, their officers, directors, employees and agents harmless against any loss, liability, damage, expenses, claims, penalties, fines, injunctions, suits, proceedings, disbursements or expenses (including, without limitation, attorneys' and experts' fees and disbursements and court costs) (collectively, the "Liabilities") arising under any Hazardous Material Law, or any other Liabilities which Company becomes obligated to pay resulting from release of all or any part of the Hazardous Material prior to the completion of Contractor's performance under this Agreement, to the extent that the release results from Contractor's acts or omissions.

      14d. Company,  or its affected  Legal Entity,  may require  Contractor to assume the burden and expense of defending all suits, administrative proceedings and disputes of any description with all persons, entities, political subdivisions or government agencies arising out of the matters to be indemnified under this Agreement. Contractor shall pay promptly upon entry, any nonappealable order, fine, judgment or other final resolution of any claim or dispute arising out of the matters indemnified under this Agreement and shall pay promptly when due any such fines, penalties or agreed settlements arising out of the matters indemnified under this Agreement. In the event that such payment is not made, Company, in its sole discretion, may proceed to file suit against Contractor to compel such payment.

      14e. Contractor shall also reimburse Company all amounts which Company or its Legal Entity(ies) are required to pay under any law imposing liability without regard to fault as generator of the Hazardous Material for the environmental cleanup of any location where the Hazardous Material has been placed, stored, or disposed in the performance of the Work, due to the acts or omissions of Contractor.

D.    Paragraph 18 - WARRANTY is revised to add Subparagraph c as follows:

      18c. Contractor  represents and warrants to Company and each Legal Entity that Contractor understands the risk presented to persons, property and the environment in the handling, transportation, storage, treatment and disposal of Hazardous Material to be managed pursuant to this Agreement. Contractor's subcontractors shall be qualified to perform the Work hereunder and will do so in a safe and workmanlike manner and in compliance with all governmental laws, regulations, and orders. Contractor and/or any Subcontractors employed by Contractor will possess and maintain all permits, licenses, certificates and approvals necessary for the performance of Work hereunder.

E. Paragraph 27 - DRIVER AND VEHICLE QUALIFICATIONS is added to this Agreement and shall read as follows:

      27a. Contractor covenants that the transportation, storage and disposal of the Hazardous Material will be done by means of facilities and vehicles which are fully licensed or registered by appropriate federal, state and local authorities as required, including but not limited to, the following:

           1)   Contractor's   vehicles   shall   have   proper   Environmental
                Protection Agency "EPA" identification numbers; and

           2) Contractor's vehicles shall be registered to haul and transport Hazardous Material in all states through which they might pass between the originating Site of the Hazardous Material and the disposal facilities.

      27b. Contractor  warrants that  Contractor's  drivers shall furnish proof that they have been trained in the proper handling and transportation of Hazardous Material, and have passed written examinations and physical examinations prior to transportation of the Hazardous Material. Drivers shall also be familiar and will comply with procedures designed to protect the public and the environment.

      27c. Contractor warrants that Contractor's vehicles have been inspected prior to any transportation of Company's Hazardous Material and that Contractor's vehicles carry proper emergency equipment, spill kits, and secondary containment for containers with liquid.

      27d. Contractor's drivers shall be cognizant of and comply with proper loading requirements, such as bulk loading procedures and securing loads for transport and inspection of containers as well as compliance with emergency response procedures, and the notification procedures and emergency contingency plans in case an emergency arises.

      27e. Contractor's  drivers  shall have in their  possession  a  Hazardous
           Material emergency response book and Contractor's drivers shall be familiar and will comply with the contents of said guide book, including proper shipping names, hazard classes, EPA ID numbers and labels.

      27f. Contractor's drivers shall be familiar and will comply with the proper container marking, proper labeling for Hazardous Material and proper placement of placards in the transportation of Hazardous Material.

F. Paragraph 28 - COMPLIANCE WITH LAWS is added to this Agreement and shall read as follows:

      28a. Contractor  shall  perform the Work in  compliance  with any and all federal, state and local laws and regulations pertaining thereto, in effect as of the date of the Work, including, but not limited to, Hazardous Material Laws, and, Contractor shall be responsible for (1) identifying the need for, and (2) modifying or obtaining, in Company's or a Legal Entity's name where applicable or necessary, any permits or licenses, specifically including air emission permits, required by any statute, ordinance, rule or regulation for carrying out the Work contemplated by this Agreement. Company shall be responsible for (1) providing review and prior approval to all permit determinations, permit applications, and associated correspondence, (2) serving as the primary interface with governmental agencies on permitting issues, and (3) providing all other reasonably necessary assistance to Contractor in satisfying Contractor's responsibility identified in the foregoing sentence.

           Contractor will notify Company and affected Legal Entity immediately if (1) Contractor is served notice of violation of any Laws, regulations or permits that relate in any material aspect to Work performed hereunder; (2) proceedings are commenced which could lead to revocation of permits or licenses that relate to such Work;
           (3) permits or licenses relating to such Work are revoked; or (4) Contractor becomes aware that any equipment or facility related to such Work is not in compliance with applicable laws and regulations.

      28b. Company   represents  and  Contractor   acknowledges  that  a  Legal
           Entity's Site may be a conditionally exempt small quantity generator ("CESQG") of Hazardous Material. Company desires that such Site remain CESQG at all times during the performance of the Work. To this end, Contractor shall use its best efforts to remove, transport and dispose of Hazardous Material generated at the Site by Contractor or Subcontractor ("Contractor's Waste") under its own generator EPA I.D. Number. In the event that
           Contractor is unable to use a separate EPA I.D. Number to manage Contractor's Waste and such wastes must be managed under the applicable Legal Entity's facility number, then the following provisions shall apply: Contractor shall generate no Hazardous Material pursuant to the performance of the Work, and shall use only non-hazardous substitutes for paints, solvents, or any other materials which have the potential to constitute Hazardous Material when used or disposed. In the event Contractor believes that non-hazardous substitutes are not reasonably available and Contractor has no reasonable alternative but to generate Hazardous Material, Contractor shall: (1) coordinate with Company's Environmental/Safety Specialist in advance of the generation of the Contractor's Waste, such coordination to include but not be limited to (a) providing an MSDS for each material which will be included in the Contractor's Waste, (b) providing evidence satisfactory to the Environmental/Safety Specialist that non-hazardous substitutes are not reasonably available, and (c) providing any other information which the Environmental/Safety Specialist may reasonably require for purposes of compliance with Hazardous Material Laws; (2) obtain the Environmental/Safety Specialist's prior approval, which will not be unreasonably withheld, as to the timing of the generation of the Contractor's Waste; and (3) notwithstanding the foregoing, in no event, generate more than fifty (50) pounds of Contractor's Waste in any calendar month without the prior approval of the Environmental/Safety Specialist, which approval will not be unreasonably withheld. In the event that Contractor's failure to comply with any of the provisions of this Subparagraph during any particular month causes Company to lose its CESQG status, Contractor shall be responsible for all direct costs associated with Company's compliance with "Small Quantity Generator" or "Large Quantity Generator" status, as those terms are commonly used in Hazardous Material Laws.

      28c. In the event Contractor or any of its agents causes any spills or releases of any Hazardous Material into the environment which require reporting to local, state and/or federal agencies or remediation under any local, state or federal law, Contractor shall be responsible for ensuring timely and adequate compliance with reporting or remediation requirements, and will immediately provide Company with the details, status, and compliance efforts associated with the spill or release and will coordinate all compliance activities with Company's Environmental/Safety Specialist.

G. Paragraph 29 - WASTE CHARACTERIZATION is added to this Agreement and shall read as follows:

      29a. Contractor  shall have the right to reject or revoke  acceptance  of any Hazardous Material that does not materially conform to the characterization provided to Contractor by Company. Contractor shall sample and test all Hazardous Material upon receipt, in order to determine to Contractor's satisfaction that the Hazardous Material is in conformance with Company's representation.

      29b. If  Contractor  rejects  or  revokes  acceptance  of  any  Hazardous
           Material, Contractor shall immediately orally notify Company of such rejection or revocation of acceptance and the manner in which the Hazardous Material is rejected and shall confirm such oral notification in writing within five (5) business days. In the event of any such rejection or revocation, Contractor shall also, with Company's assistance and approval, pursue all other reasonable means of hauling and transporting the Hazardous Material from the originating Site.

                                 SCHEDULE B(2)
                      CANCELLATION AND CONTINGENT DELAYS


1.    DELAYS AND CANCELLATION

      a. Notwithstanding any of the provisions contained herein, Company shall have the right to delay or cancel for its convenience further performance of all or any separable part of this Agreement at any time by written notice to Contractor. On the date of such delay or cancellation stated in the notice, Contractor shall discontinue all Work pertaining to this Agreement, shall place no additional orders, and shall preserve and protect materials on hand purchased for or committed to this Agreement, Work in progress and completed Work both in Contractor's and in its suppliers' plants pending Company's instructions, and shall dispose of same in accordance with Company's instructions. Contractor's sole remedy for any delay or cancellation shall be as stated herein.

      b. In the event of delay (requested by Company), Company shall as soon as practicable establish Work and delivery schedules and a completion date. The price set forth in Schedule A shall be adjusted for reasonable and necessary expenses resulting from the delay as substantiated by documentation satisfactory to and verified by Company unless notice of delay is given prior to the date shown in Schedule C for deferred procurement of materials.

      c. In the event of cancellation, payment to Contractor or refund to Company, if any, shall be based on that portion of the Work satisfactorily performed to the date of cancellation, including reimbursement for reasonable overhead and profit on such completed Work, plus reasonable and necessary expenses resulting from the cancellation as substantiated by documentation satisfactory to and verified by Company, disposition of Work and material on hand, and amounts previously paid by Company. Cancellation payment shall include actual, reasonable and proper costs incurred by Contractor prior to Company's cancellation less the salvage value of the procured materials. In the alternative, at Company's sole discretion, Company may require Contractor to complete the manufacture of goods using the procured materials. In that case Company will pay Contractor the actual, reasonable and proper cost incurred by Contractor less the resale value of the finished goods utilizing the procured materials. The resale value will be determined based upon similar sales made in good faith and in a commercially reasonable manner.

      d. In no event shall Contractor be entitled to any loss of prospective profits, contribution to overhead or incidental, consequential or other damages due to or associated with Work canceled or delayed.

      e. Contractor shall deliver or assign all goods with all applicable warranties or dispose of goods as directed by Company prior to final payment.

                                           Alliant Energy Contract No. ________

                                  SCHEDULE C
                                 WORK SCHEDULE


Contractor shall perform its obligations under this Agreement in accordance with the agreed upon Work Schedule as set forth in Paragraph 2 below, unless a Recovery Schedule has been submitted and approved by Company as set forth in Paragraph 1 below:

1.    RECOVERY SCHEDULE

      a. Upon failure to meet the Work Schedule below and upon request by Company, Contractor shall submit within three (3) days a Recovery Schedule for Company approval. The Recovery Schedule shall show the means, method, productivity, and manloading that Contractor deems necessary to make the agreed upon schedule recovery. All Work required by the Recovery Schedule shall not be considered extra Work for which extra compensation is due.

      b. Failure to submit a satisfactory Recovery Schedule shall result in a retention of payment of all amounts otherwise due or to become due under this Agreement until Company approval is granted. Should Contractor fail to comply within seven (7) days of Company's request, Company may employ additional labor, machinery, tools, equipment or materials as is necessary to complete the Work promptly and recover from Contractor all costs incurred in doing so. At its option, Company may deduct such recovery costs from any sums otherwise then due or to become due to Contractor under this Agreement.

      c. The parties agree that any deadlines for completion of the Work, including those specified in the Work Schedule set forth in Paragraph 2 below, are an essential part of this Agreement, and that time is of the essence. It is agreed that Company is actually damaged by Contractor's failure to comply with any deadline for delivery or completion of the Work, and that Company will withhold from funds due, or that may become due, to Contractor, an amount equal to ______ ($______) dollars, for each and every calendar day beyond the completion date established, that the Work is not completed, except as such time is extended in accordance with Paragraph 21. The liquidated damages awarded pursuant to this paragraph shall not be the Company's exclusive remedy, and shall be in addition to the provisions of Paragraphs 8, 14, 16, 18 and 19, in this General Agreement.

2.    WORK SCHEDULE


The Work Schedule will be determined on a  project-by-project  basis and as set
forth  in  Company's   Purchase   Order(s)  or  Amendment(s)  to  this  General
Agreement.

                                  SCHEDULE E
                        SPECIFICATIONS, DRAWINGS, ETC.

                                  SCHEDULE F
                             CONTRACTOR'S PROPOSAL

      ReGENco LLC Owner Rate Plan
      Effective July 30, 2001

                                               Owner
                                              Pricing
           Generator - Shop Repair
           -----------------------
                 Technician                   $64.08
                 Specialized Technician        64.08

           Turbine - Shop Repair
           ---------------------
                 Technician                   $69.33
                 Specialized Technician        69.33

           Turbine and Generator Machining
           -------------------------------
                 Light                        $69.33
                 Medium                        69.33
                 Heavy                         69.33

           Project Management                 $91.58
           ------------------

           Technical Direction                $91.58
           -------------------

           Engineering
           -----------
                 Engineer                     $91.58
                 Principal Engineer            91.58

           Hourly Field Service
           --------------------
                 Technician                   $68.33
                 Lead                          68.33
                 Foreman                       68.33

Third party materials and travel expenses (including per diem) will be priced at 107.5% of ReGENco's cost.

Definitions
-----------

Straight Time  The first eight hours of the normal work shift Monday through
-------------
               Friday (except holidays).

Overtime       The work hours in excess of normal first eight hours Monday
--------
               through Friday, but less than twelve hours in the shift. The first twelve hours on Saturday. A 25% surcharge shall apply to all "Overtime" work.

Sunday &
--------
Holiday Time   All hours in excess of twelve in any one day.  All hours
------------
               worked on Sundays. All hours worked on designated ReGENco LLC holidays. A 50% surcharge shall apply to all "Sunday & Holiday
               Time" work.